UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2017
Conn's, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34956	06-1672840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4055 Technology Forest Blvd., Suite 210 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:  (936) 230-5899
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Compensatory Arrangement of Certain Officers. On February 23, 2017 (the “Award Date”), the Compensation Committee (the “Committee”) of the Board of Directors of Conn’s, Inc. (the “Company”), approved a Special Equity Award (the “Special Equity Award”) to Mr. Norman L. Miller, the Company’s Chief Executive Officer, of 200,000 Performance Based Restricted Stock Units (“PSUs”), assuming target performance conditions are met. Further, contingent upon stockholder approval of the Company’s proposal for an amended 2016 Omnibus Incentive Equity Plan (“2016 Equity Plan”), which would increase the number of shares that are available to be granted thereunder, the Special Equity Award conditionally includes an additional 58,000 PSUs, assuming target performance conditions are met, and 258,000 Restricted Shock Units (“RSUs”).

The PSUs will vest, if at all, upon the certification, after the Company’s Fiscal Year 2020, by the Committee of the satisfaction of the annual and cumulative Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) performance conditions over three fiscal years commencing with the Company’s 2018 Fiscal Year. If target EBITDA is exceeded during the period, Mr. Miller may earn additional PSUs. Further, a Total Shareholder Return modifier could be applied to the PSUs based upon a comparison of the Company’s stock price in February 2017 and February 2020, which could increase or decrease the number of PSUs earned by Mr. Miller.

Contingent upon stockholder approval of the Company’s proposal for an amended 2016 Equity Plan, the RSUs will vest, if at all, in three equal installments over a three-year period, the first installment vesting on the first anniversary of the Award Date; the second installment vesting on the second anniversary of the Award Date; and the third installment vesting on the third anniversary of the Award Date.

Contingent upon stockholder approval of an amended 2016 Equity Plan, these Special Equity Awards are intended at this time to cover those prospective equity grants that Mr. Miller would have received in Fiscal Years 2018, 2019, and 2020.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN'S, INC.
Date:	February 28, 2017	By:	/s/ Mark L. Prior
		Name:	Mark L. Prior
		Title:	Vice President, General Counsel & Secretary